Exhibit 99.1


                      Quest Resource Corporation Announces
                            $155 Million Refinancing

OKLAHOMA CITY, Oklahoma; July 27, 2004 - Quest Resource Corporation (QRCP) has announced the refinancing of the existing bank credit facilities of Quest
Cherokee, LLC ("Quest Cherokee"). Quest Cherokee is the primary operating subsidiary of Quest Resource Corporation.

On July 22, 2004, Quest Cherokee entered into a new credit facility that provides for a $120 million six year term loan that was fully funded at closing and a $20 million five year revolving credit facility that can be used to issue letters of credit and fund future working capital needs and general corporate purposes. The credit agreement also contains a $15 million "synthetic" letter of credit facility that matures in December 2008 in order to provide credit support for Quest Cherokee's gas hedging program.

The new credit facility replaces Quest Cherokee's approximate $104 million of existing credit facilities. After the payment of fees and other obligations related to this transaction, Quest Cherokee will have approximately $9 million of cash remaining from the proceeds of the term loan and $15 million of availability under its new revolving credit facility.

Quest Cherokee intends to utilize this increased liquidity to aggressively accelerate the drilling and completion of new gas wells on its existing leasehold acreage. The Company's gas property development program has already drilled approximately 210 new gas wells in 2004. The additional funds will also be used to expand Quest Cherokee's gas gathering pipeline system to provide increased gathering capabilities in operational areas where a significant number of these new wells are being drilled and completed.

UBS Securities LLC served as the sole bookrunner and lead arranger for the new credit facility.

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeast Kansas and northeast Oklahoma that is served by its 800 mile gas pipeline network. For more information, contact Mr. Jim Vin Zant at 316-788-1545 or visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new oil and gas reserves, the sales price of such reserves, environmental issues, competition, general market conditions, and other risks detailed in the Company's filings with the Securities and Exchange Commission.